Exhibit 99.1

Date:	October 27, 2010
Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531

ESSA BANCORP, INC. ANNOUNCES FOURTH QUARTER AND

FULL YEAR OPERATING RESULTS FOR 2010

Stroudsburg, Pennsylvania, October 27, 2010 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ Global MarketSM “ESSA”) the holding company for ESSA Bank & Trust (the “Bank”) today announced its operating results for the three months and year ended September 30, 2010. The Company reported net income of $1.0 million, or $0.09 per diluted share, for the three months ended September 30, 2010, as compared to net income of $1.4 million, or $0.11 per diluted share for the corresponding 2009 period. For the year ended September 30, 2010, the Company reported net income of $4.5 million, or $0.36 per diluted share, as compared to net income of $6.6 million, or $0.47 per diluted share for the corresponding 2009 period.

The decline in net income for the three months ended September 30, 2010, compared to the same period in 2009 was primarily the result of a decrease in net interest income due to tepid loan demand and historically low reinvestment rates which contributed to a decrease in the Company’s interest rate spread. Net income of $4.5 million, for the year ending September 30, 2010, which was also significantly affected by a year-over-year decrease in interest rate spread, also included a pre-tax write-down of $1.2 million in the value of the Company’s foreclosed real estate portfolio. The charge related to a single property in the Bank’s foreclosed real estate portfolio and was made during the first fiscal quarter of 2010 to reflect an updated appraisal. Net income for the year ended September 30, 2009, included a one-time tax benefit of $317,000 which was made during the first fiscal quarter of 2009. This benefit was related to the Company’s other-than-temporary impairment charge taken in the fourth fiscal quarter of 2008.

“A soft real estate market, continued low interest rates, and an unemployment rate slightly higher than our state and national averages are current realities in our market area. Slow growth, a declining net interest spread and a slight increase in our nonperforming assets are the consequences to our Company,” commented Gary S. Olson, President and Chief Executive Officer of the Company. “Our operating results, while not where we would like them to be, are still strong compared to the majority of our industry peers. We continue to work toward growing our balance sheet by providing funds to qualified borrowers, improving our net interest spread by managing our interest costs and improving our credit quality by proactively working with our borrowers. Overall, we have a strong capital position and sound credit quality. We are confident in our continued ability to manage through the current economic environment and prosper as the economy improves.”

Net Interest Income:

Net interest income decreased $555,000, or 7.6%, to $6.8 million for the three months ended September 30, 2010, compared to the same period in 2009. The decrease was attributable to a decrease of $11.9 million in the Company’s average net earning assets for the three months ended September 30, 2010, compared to the same period ended September 30, 2009, along with a decrease in the Company’s interest rate spread to 2.24% from 2.42% for the same comparative periods.

Net interest income decreased $1.0 million, or 3.6%, to $28.0 million for the year ended September 30, 2010, from $29.0 million for the comparable period in 2009. The decrease was attributable to a decrease of $9.5 million in the Company’s average net earning assets for the year ended September 30, 2010, compared to the same period ended September 30, 2009, along with a decrease in the Company’s interest rate spread for the year ended September 30, 2010 to 2.34% from 2.40% for the same comparable periods.

Provision for Loan Losses and Net Charge-Offs:

The provision for loan losses increased $150,000, or 40.0%, to $525,000 for the three months ended September 30, 2010, from $375,000 for the comparable period in 2009. The provision for loan losses increased $675,000, or 45.0%, to $2.2 million for the year ended September 30, 2010, from $1.5 million for the comparable period in 2009. Net charge-offs increased $46,000 for the three months ended September 30, 2010 to $100,000 compared to $54,000 for the three-month period ended September 30, 2009. Net charge-offs decreased $58,000 for the year ended September 30, 2010 to $542,000 compared to the same period in 2009. Nonperforming assets increased to 1.20% of total assets at September 30, 2010 compared to 0.74% of total assets at September 30, 2009.

In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect a borrower’s ability to repay, the estimated value of any underlying collateral, peer group information, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are subject to interpretation and revision as more information becomes available or as future events occur. The increases in the provision for loan losses for both the three-month and full-year periods ended September 30, 2010, as compared to the comparable 2009 periods, were in response to this evaluation.

Noninterest Income:

Noninterest income increased $632,000, or 45.3%, to $2.0 million for the three months ended September 30, 2010, from $1.4 million for the comparable period in 2009. The primary reason for the increase was an increase in gains on sales of investments of $577,000 for the three months ended September 30, 2010 compared to the comparable period in 2009. The company sold $15.6 million of mortgage-backed investment securities during the three months ended September 30, 2010, as part of an overall strategy to minimize the impact of the current low interest rate environment.

Noninterest income increased $980,000, or 17.1%, to $6.7 million for the year ended September 30, 2010, from $5.7 million for the comparable period in 2009. The primary reason for the increase was an increase in gains on investment sales of $1.0 million for the year ended September 30, 2010 compared to the same period in 2009. This increase was partially offset by decreases in gains on loan sales of $76,000 and service charges and fees on loans of $52,000 for the same period.

Noninterest Expense:

Noninterest expense increased $357,000, or 5.8%, to $6.5 million for the three months ended September 30, 2010, from $6.2 million for the comparable period in 2009. The primary reasons for the increase were increases in compensation and employee benefits, occupancy and equipment, FDIC premiums, and data processing of $146,000, $50,000, $43,000, and $46,000, respectively for the three months ended September 30, 2010 compared to the same period in 2009.

Noninterest expense increased $2.0 million, or 8.4%, to $26.1 million for the year ended September 30, 2010, from $24.1 million for the comparable period in 2009. The primary reasons for the increase were the write-down of foreclosed real estate of $1.2 million in the 2010 period, along with increases in compensation and employee benefits of $404,000, FDIC premiums of $139,000, and professional fees of $115,000. These increases were offset, in part, by a decrease in advertising expense of $46,000 for the same period.

Balance Sheet:

Total assets increased $29.9 million, or 2.9%, to $1,072.0 million at September 30, 2010, compared to $1,042.1 million at September 30, 2009. The primary reasons for the increase in assets were increases in investment securities available for sale of $34.8 million and investment securities held to maturity of $6.1 million. These increases were partially offset by decreases in net loans receivable of $2.7 million and interest-bearing deposits with other institutions of $8.1 million. The Company sold $13.8 million of long-term fixed rate residential loans during the year ended September 30, 2010, as part of an overall interest rate risk management strategy.

Total deposits increased $131.6 million at September 30, 2010, compared to September 30, 2009, primarily as a result of an increase in certificates of deposit accounts of $107.9 million which included an increase of $48.7 million in brokered certificates of deposit and an increase of $59.2 million in traditional certificates of deposit. These increases were supplemented by an increase in noninterest-bearing demand accounts of $5.0 million, NOW accounts of $7.2 million, money market accounts of $10.0 million, and savings and club accounts of $1.5 million. Borrowed funds decreased during the same time period by

$88.5 million primarily because as borrowings from FHLBank Pittsburgh matured, brokered certificates of deposits were utilized as a less expensive funding source and also due to increases in deposits as noted above.

Stockholders’ equity decreased $13.9 million to $171.6 million at September 30, 2010, compared to $185.5 million at September 30, 2009, primarily as a result of a previously announced stock repurchase program the Company began in June 2008. In June 2009, the Company announced that it had completed its first stock repurchase program having purchased 2,547,135 shares at a weighted average cost of $13.14. At the same time, it was also announced that the Company’s Board of Directors authorized a second stock repurchase program to purchase up to an additional 10% of its outstanding shares. As of September 30, 2010, the Company had purchased an additional 1,475,400 shares at a weighted average cost of $12.36 per share under the second stock repurchase program including the repurchase of 394,000 shares at an average cost of $11.66 during the three months ended September 30, 2010, and the repurchase of 1,363,400 shares at an average cost of $12.30 during the year ended September 30, 2010. The Company previously announced it had completed the second stock repurchase program on October 6, 2010 and also announced authorization of a third repurchase program to purchase up to an additional 5% of outstanding shares.

Asset Quality:

Nonperforming assets totaled $12.9 million, or 1.20%, of total assets at September 30, 2010, compared to $7.7 million, or 0.74%, of total assets at September 30, 2009. The increase was due to increases of $4.8 million in nonperforming residential loans, $908,000 in commercial loans, and $208,000 in consumer loans, offset, in part, by decreases of $546,000 in foreclosed real estate and $229,000 in troubled debt restructures. Nonperforming residential loans increased due to increases in the number of nonperforming residential loans to 50 at September 30, 2010 from 19 at September 30, 2009. Nonperforming commercial loans increased primarily as a result of the addition of two commercial real estate relationships in the year ended September 30, 2010. Foreclosed real estate declined primarily as a result of the write-down of $1.2 million in the value of one property in the quarter ended December 31, 2009. The Company, in response to these and other trends, made a provision for loan losses of $2.2 million for the year ended September 30, 2010, compared to a provision of $1.5 million for the comparable period in 2009. The allowance for loan losses was $7.4 million, or 1.02%, of loans outstanding at September 30, 2010, compared to $5.8 million, or 0.79%, of loans outstanding at September 30, 2009.

ESSA Bank & Trust, a wholly-owned subsidiary of ESSA Bancorp, Inc., has total assets of over $1 billion and is the leading service-oriented financial institution headquartered in the greater Pocono, Pennsylvania region. Corporate headquarters are located in downtown Stroudsburg, Pennsylvania, and the Bank has 17 community offices throughout the Greater Pocono and Lehigh Valley areas in Pennsylvania. In addition to being one of the region’s largest mortgage lenders, ESSA Bank & Trust offers a full range of retail, investment, trust, and commercial financial services. ESSA Bancorp, Inc. stock trades on The NASDAQ Global MarketSM under the symbol “ESSA.”

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law, the Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	September 30, 2010	September 30, 2009
	(dollars in thousands)
ASSETS
Cash and due from banks	$7,454	$7,103
Interest-bearing deposits with other institutions	3,436	11,490

Total cash and cash equivalents	10,890	18,593
Certificates of deposit	—	5,355
Investment securities available for sale	252,341	217,566
Investment securities held to maturity (fair value of $13,254 and $6,923)	12,795	6,709
Loans receivable (net of allowance for loan losses of $7,448 and $5,815)	730,842	733,580
Federal Home Loan Bank stock	20,727	20,727
Premises and equipment	12,189	10,620
Bank-owned life insurance	15,618	15,072
Foreclosed real estate	2,034	2,579
Other assets	14,561	11,318

TOTAL ASSETS	$1,071,997	$1,042,119

LIABILITIES
Deposits	$540,410	$408,855
Short-term borrowings	14,719	48,091
Other borrowings	335,357	390,507
Advances by borrowers for taxes and insurance	1,465	1,377
Other liabilities	8,423	7,783

TOTAL LIABILITIES	900,374	856,613

Commitment and contingencies	—	—

STOCKHOLDERS’ EQUITY
Preferred Stock	—	—
Common Stock	170	170
Additional paid in capital	164,494	162,243
Unallocated common stock held by the Employee Stock Ownership Plan	(11,891)	(12,339)
Retained earnings	64,272	62,337
Treasury Stock, at cost	(44,870)	(27,695)
Accumulated other comprehensive income (loss)	(552)	790

TOTAL STOCKHOLDERS’ EQUITY	171,623	185,506

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,071,997	$1,042,119

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2010	2009	2010	2009
	(dollars in thousands)
INTEREST INCOME
Loans receivable	$9,986	$10,484	$40,598	$42,290
Investment securities:
Taxable	2,011	2,426	8,337	9,990
Exempt from federal income tax	77	83	315	331
Other investment income	2	1	7	122

Total interest income	12,076	12,994	49,257	52,733

INTEREST EXPENSE
Deposits	1,753	1,548	6,386	6,942
Short-term borrowings	3	52	88	395
Other borrowings	3,527	4,046	14,832	16,402

Total interest expense	5,283	5,646	21,306	23,739

NET INTEREST INCOME	6,793	7,348	27,951	28,994
Provision for loan losses	525	375	2,175	1,500

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,268	6,973	25,776	27,494

NONINTEREST INCOME
Service fees on deposit accounts	788	812	3,191	3,181
Services charges and fees on loans	164	117	515	567
Trust and investment fees	207	224	842	847
Impairment loss on securities	—	—	—	(68)
Gain on sale of investments, net	607	30	1,220	178
Gain on sale of loans, net	118	58	354	430
Earnings on Bank-owned life insurance	137	141	547	556
Other	5	12	39	37

Total noninterest income	2,026	1,394	6,708	5,728

NONINTEREST EXPENSE
Compensation and employee benefits	3,913	3,767	14,981	14,577
Occupancy and equipment	806	756	2,951	2,916
Professional fees	355	348	1,491	1,376
Data processing	530	484	1,971	1,886
Advertising	154	129	626	672
FDIC Premiums	183	140	821	682
Loss on foreclosed real estate	—	—	1,200	—
Other	576	536	2,087	2,004

Total noninterest expense	6,517	6,160	26,128	24,113

Income before income taxes	1,777	2,207	6,356	9,109
Income taxes	730	759	1,844	2,553

NET INCOME	$1,047	$1,448	$4,512	$6,556

EARNINGS PER SHARE
Basic	$0.09	$0.11	$0.36	$0.47
Diluted	0.09	0.11	0.36	0.47

ESSA BANCORP, INC. AND SUBSIDIARY

OTHER FINANCIAL DATA

(UNAUDITED)

	For the Three Months Ended September 30,		For the Year Ended September 30,
	2010	2009	2010	2009
	(dollars in thousands, except per share data)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,067,253	$1,045,130	$1,049,883	$1,030,435
Total interest-earning assets	1,022,010	1,004,797	1,005,821	988,469
Total interest-bearing liabilities	850,411	821,315	830,525	803,633
Total stockholders’ equity	176,544	187,136	181,182	191,545

PER COMMON SHARE DATA:
Average shares outstanding - basic	12,166,642	13,246,385	12,677,136	13,842,887
Average shares outstanding - diluted	12,166,642	13,288,359	12,677,136	13,905,061
Book value shares	13,482,612	14,878,620	13,482,612	14,878,620

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